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  CUSIP NO. 450707 10 4                 13D               PAGE 20 OF 39 PAGES
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                                   EXHIBIT 2
                                   ---------

                               LETTER AGREEMENT


                          DAVIDSON & ASSOCIATES, INC.
                             19840 Pioneer Avenue
                              Torrance, CA  90503

October 30, 1997


Charles A. Nickoloff
Chief Financial Officer
IVI Publishing, Inc.
7500 Flying Cloud Drive
Minneapolis, MN  55344-3739

     Re:  Exchange of Convertible Redeemable Preferred Stock for Common Stock

Dear Mr. Nickoloff:

Davidson & Associates, Inc. ("Davidson") and IVI Publishing, Inc. (the "Company") hereby agree that, on the terms and conditions contained herein, Davidson may tender to the Company 2,000 shares of 6% Series A Convertible Redeemable Preferred Stock ("Preferred Stock") in exchange for 1,000,000 newly issued, fully paid shares of the Company's Common Stock (the "Exchange"). Davidson hereby elects to exchange its 2,000 shares of Preferred Stock for 1,000,000 shares of Common Stock, subject to the condition that, prior to consummation of the Exchange, Davidson shall have received, in form and substance satisfactory to Davidson in its sole discretion, (i) an officer's certificate executed by the chief executive officer or chief financial officer of the Company certifying that (a) all of the Company's outstanding Convertible Debentures have been converted into shares of Common Stock, (b) there are 9,105,475 shares of Common Stock issued and outstanding immediately prior to the Exchange and (c) the Board of Directors has approved this agreement and the issuance of shares of Common Stock to Davidson in the Exchange on the terms described herein (with a copy of the applicable Board resolutions attached); and
(ii) an opinion of counsel that (a) all of the shares of Common Stock to be issued to Davidson in the Exchange have been duly and validly authorized and, when issued, will be validly issued, fully paid and nonassessable, (b) the execution of this agreement and the consummation of the transaction contemplated hereby do not and will not contravene or result in a breach or violation of the charter or bylaws of the Company, any agreement to which the Company is a party or any law, rule, regulation or order binding upon the Company, and (c) the issuance of the shares of Common Stock to be issued to Davidson in the Exchange is exempt from the registration
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  CUSIP NO. 450707 10 4                 13D               PAGE 21 OF 39 PAGES
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requirements of Section 5 of the Securities Act of 1933, as amended (the
"Securities Act"), pursuant to Section 3(a)(9) of the Securities Act.

The Common Stock shall be issued with an appropriate restrictive securities legend in the name of Davidson and mailed to Davidson's address written below and shall be accompanied by the payment of dividends accrued and unpaid as the date of Exchange. Upon such Exchange, we understand that all redemption rights will be terminated, but, in all other respects, all of Davidson's rights under the Subscription Agreement and the Registration Rights Agreement entered into at the time Davidson acquired the Preferred Stock shall apply to the shares of Common Stock acquired in the Exchange. We have enclosed the certificate representing Davidson's 2,000 shares of Preferred Stock, to be held by the Company and exchanged for 1,000,000 shares of Common Stock in the event the Exchange occurs. Also enclosed herewith is Davidson's warrant to purchase 12,500 shares of IVI Common Stock (the "Warrant") and an assignment separate from the Warrant, which we agree may be canceled if and when the Exchange occurs.

In the event the Exchange does not occur on or before November 15, 1997, you are instructed to return the Warrant and the certificate representing Davidson's Preferred Stock to Davidson, in which event the Exchange and the cancellation of the Warrant contemplated hereby shall not occur, absent later written instructions from Davidson reconfirming its election to proceed.

Beginning immediately upon issuance, we understand that Davidson will be able to sell the Common Stock subject to the limitations and conditions of Rule 144. (Among other things, Rule 144 limits the number of shares which can be sold in any three-month period to the greater of one percent of the outstanding common stock of IVI or the average weekly trading volume of the Common Stock during the four calendar weeks proceeding any trade.) As of November 1, 1997, the Common Stock will be free from all sales restrictions.

In connection with Davidson's election to exchange its shares of Preferred
Stock, Davidson hereby represents and warrants that it is familiar with the Company's periodic reports filed with the Securities and Exchange Commission and press releases and has had the opportunity to meet with representatives of the Company for the purpose of asking questions regarding the Company's business.
In connection with Davidson's election to exchange its shares of Preferred
Stock, the Company hereby represents and warrants that (i) no commission or other remuneration has been paid or given directly or indirectly for soliciting the Exchange and (ii) all of the representations and warranties of the Company contained in Section 3 of the Subscription Agreement are true and correct as of the date hereof with the same effect as if such representations and warranties were made as of the date hereof (for such purpose all references to the
Company's annual and quarterly reports on Forms 10-K and 10-Q continued in
Section 3 of the Subscription Agreement shall be deemed to refer to the
Company's most recent annual report on Form 10-K and all quarterly reports on Form 10-Q filed thereafter), except that Section 3(k) of the Subscription Agreement containing representations with respect to litigation shall be amended to add the following clause at the beginning of such Section: "Except as disclosed in reports and statements previously filed with the SEC, as to which the representatives of the Company and Davidson have had discussions,".
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  CUSIP NO. 450707 10 4                 13D               PAGE 22 OF 39 PAGES
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If this Agreement is satisfactory to the Company, the Company should so indicate by executing and delivering to Davidson a copy hereof, whereupon it shall become a binding agreement between the Company and Davidson.

Sincerely,

DAVIDSON & ASSOCIATES, INC.


   /s/ Paula V. Duffy
______________________________________
By:  _________________________________

Enc.:  Original Warrant and Redeemable Preferred Stock Certificate



Agreed to as of October 30, 1997

IVI PUBLISHING, INC.


   /s/ Charles A. Nickoloff
______________________________________

By:    V.P. & Secretary
    _________________________________